EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Central Garden & Pet Company on Form S-8 of our report dated December 4, 2002 (January 30, 2003 as to Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), appearing in the Current Report on Form 8-K of Central Garden & Pet Company filed with the Securities and Exchange Commission on June 9, 2003.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

San Francisco, California

June 9, 2003